Mail Stop 3561

								February 22, 2006

Paul Lipschutz
Chief Executive Officer
Collectible Concepts Group, Inc.
1600 Lower State Road
Doylestown, PA 18901

Re:	Collectible Concepts Group, Inc.
	Form 10-KSB for the Fiscal Year Ended February 28, 2005
	Schedule 14C filed February 17, 2006
	File No. 0-30703

Dear Mr. Lipschutz:

	We have completed our review of your Form 10-K and Schedule
14C
and have no further comments at this time.

								Sincerely,



      					H. Christopher Owings
      Assistant Director